UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): July 26, 2016

Finisar Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-27999	94-3038428
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1389 Moffett Park Drive

Sunnyvale, CA 94089

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(408) 548-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)    Adoption of Executive Officer Compensation Plan.

Effective July 26, 2016, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Finisar Corporation (the “Company”) adopted an executive officer bonus plan for the fiscal year ending April 30, 2017 (the “Fiscal 2017 Plan”). Under the Fiscal 2017 Plan, the target bonus for Jerry S. Rawls, Chairman of the Board and Chief Executive Officer, is 110% of his annual base salary, and the target bonuses for the other named executive officers of the Company range from 60% to 75% of their annual base salaries. Under the Fiscal 2017 Plan, a bonus pool will be established for the executives as a percentage of the Company’s non-GAAP pre-bonus operating income for the fiscal year, with the Compensation Committee having discretion to adjust the executive bonus pool based on such factors as it deems appropriate. Once the executive bonus pool is determined, the Compensation Committee will determine the amounts to be awarded to each executive from the bonus pool, taking into account such corporate and individual performance factors as it considers appropriate in its discretion as well as the recommendations of the Chief Executive Officer as to the performance of executives other than himself. The maximum bonus payable to each executive under the Fiscal 2017 Plan is 200% of the executive’s target bonus.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 28, 2016

Finisar Corporation

By:	/s/ Kurt Adzema
Kurt Adzema
Chief Financial Officer and Executive Vice President, Finance